Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3/A of our report dated March 27, 2024, except for Notes 2, 3, 4, 7, 10, 11, 12, 19, and 21, as to which date is October 22, 2024, with respect to the audited financial statements of DSS, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the years ended December 31, 2023 and 2022, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Restatement of Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022 have been restated to correct certain misstatements.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

October 31, 2024